Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below, acting in the capacity or capacities stated opposite their respective names, hereby constitute and appoint PAUL T. HANRAHAN, BARRY J. SHARP and WILLIAM R. LURASCHI and each of them severally, such persons true and lawful attorneys-in-fact with full power to them and each of them to approve and sign for and in the name of the undersigned in the capacities indicated below the Registration Statement relating to the shares of Common Stock, par value $.01 per share, of The AES Corporation, a Delaware corporation, and plan interests, issuable or deliverable under The AES Corporation Long Term Compensation Plan (the “Plan”), any and all exhibits, amendments and supplements thereto, and any other documents necessary, appropriate or desirable in connection therewith, and to file the same and to do and perform each and every act and thing necessary, appropriate or desirable in connection therewith.

This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

SIGNATURE	TITLE	DATE
/s/ Richard Darman Richard Darman	Chairman of the Board and Director	August 8, 2003

/s/ Paul T. Hanrahan Paul T. Hanrahan	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2003

/s/ Alice F. Emerson Alice F. Emerson	Director	August 8, 2003

/s/ Robert F. Hemphill, Jr. Robert F. Hemphill, Jr.	Director	August 8, 2003

/s/ Philip Lader Philip Lader	Director	August 8, 2003

/s/ John H. McArthur John H. McArthur	Director	August 8, 2003

/s/ Philip A. Odeen Philip A. Odeen	Director	August 8, 2003

/s/ Charles O. Rossotti Charles O. Rossotti	Director	August 8, 2003

/s/ Sven Sandstrom Sven Sandstrom	Director	August 8, 2003

/s/ Roger W. Sant Roger W. Sant	Director	August 8, 2003

/s/ Barry J. Sharp Barry J. Sharp	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2003